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                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                               OF PALADYNE CORP.

                        (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

         PALADYNE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         First:   The Board of Directors of the Corporation, at a duly held
meeting, duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and calling for the submission of the Amendment to the stockholders of the Corporation at a special meeting of stockholders held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and stating that the Amendment will be effective only after adoption thereof by the affirmative vote of a majority of the issued and outstanding shares of Voting Common Stock, Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Corporation.

         Second: Effective as of 12:01 a.m. on February 5, 2003, the Certificate of Incorporation of the Corporation shall be amended by deleting Article FIRST in its entirety and substituting in lieu thereof the following new Article FIRST which shall read as follows:

                  "FIRST:  NAME. The name of the corporation is
            Market Central, Inc. (the "Corporation")."

                  Third: The Certificate of Incorporation of the Corporation be amended by deleting Section A of the present Article FOURTH in its entirety and substituting in lieu thereof the following new Section A of Article FOURTH which shall read as follows:

                  "FOURTH: Capital Stock.

                  A. AUTHORIZED. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eighty-five Million (85,000,000), of which Seventy-five Million (75,000,000) shares shall be common stock, $.001 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be preferred stock, $.001 per value per share (the "Preferred Stock").


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                  (i)      Effective as of 12:01 a.m. on February 5,
            2003, each ten (10) shares of the issued and outstanding Common Stock of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect all shares of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation (but not authorized and unissued shares) or then reserved for issuance to holders of then outstanding options or warrants of the Corporation or then reserved for issuance upon conversion of convertible Preferred Stock into Common Stock of the Corporation. The total number of shares of Common Stock authorized shall be as set forth in this Article FOURTH, provided that no fractional shares shall be issued pursuant to such change. Fractional share interests shall be adjusted either upward or downward to the nearest whole share, but in no event shall any stockholder receive less than one whole share. No cash shall be paid for fractional shares.

                  (ii)     Each holder of Common Stock shall be
            entitled to one vote for each share of Common Stock on all matters as to which holders of Common Stock shall be entitled to vote."

         Fourth: The Amendments were duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the state of Delaware.

         IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by Terrence J. Leifheit, its Chairman, President, Chief Executive Officer and Chief Operating Officer, this 4th day of February, 2003.


                               PALADYNE CORP.



                               By:
                                  ---------------------------------------------
                                  Terrence J. Leifheit
                                  Chairman, President, Chief Executive Officer
                                  and Chief Operating Officer


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